UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): January 25, 2019

BOISE CASCADE COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-35805 (Commission File Number)	20-1496201 (IRS Employer Identification No.)

1111 West Jefferson Street, Suite 300
Boise, Idaho 83702-5389
(Address of principal executive offices) (Zip Code)

(208) 384-6161
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01  Entry into a Material Definitive Agreement.
On January 25, 2019, Boise Cascade Company (the "Company") closed its previously disclosed purchase of a group annuity contract (the “Contract”) from The Prudential Insurance Company of America (“Prudential”). The purchase was made pursuant to the terms of the commitment letter, dated as of August 3, 2018, by and between the Company and Prudential. Pursuant to the Contract, the Company transferred to Prudential the future benefit obligations and annuity administration for certain retirees (or their beneficiaries) in payout status as of July 1, 2018, that participate in the Company’s pension plan. Under the Contract, Prudential agreed to irrevocably make the annuity payments due thereunder and not seek to cancel or rescind the Contract. Prudential commenced benefit payments to these retirees on October 1, 2018. The Contract is deemed effective August 10, 2018, which is the date on which the Company paid the total premium amount to Prudential. The total premium paid from plan assets to Prudential, net of a final premium adjustment refunded to the plan upon closing of the Contract, was approximately $124 million. The Contract will terminate on the date that no further annuity payments are due under the Contract.
The foregoing description of the Contract does not purport to be complete and is qualified in its entirety by the provisions of the Contract, which will be filed by the Company as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2018.

Item 2.05 Costs Associated with Exit or Disposal Activities.

With the previously announced permanent curtailment of the Company’s Roxboro, NC, laminated veneer lumber production and recent capital investment commitments at its Chester, SC, Florien, LA, and Oakdale, LA, facilities aimed at increasing veneer production, the Company determined in the fourth quarter 2018 that it would divest of its Moncure, NC, plywood operation. On January 25, 2019, the Company entered into an agreement with an affiliate of Southern Veneer Products (“Southern”) to sell its plywood operations in Moncure, NC.

As a result of the pending sale, the Company expects to record pre-tax charges of approximately $25 million in fourth quarter 2018, most of which will be non-cash write-downs of the carrying value of the Moncure facility and the associated inventories, as well as accrual of anticipated expenses related to the sale. The sale is expected to be complete in first quarter 2019, contingent upon the results of the due diligence process.

The press release announcing the planned sale is furnished hereto as Exhibit 99.1.

Also included in the Company’s fourth quarter results will be approximately $58 million of charges related to the previously disclosed permanent curtailment of laminated veneer lumber (LVL) production at its Roxboro, NC facility. The substantial majority of the charges were non-cash charges to fully depreciate the curtailed LVL production assets.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this Current Report on Form 8-K are or may be considered forward-looking statements. These statements reflect Company management’s current views and expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ include but are not limited to (i) the amount of sale-related charges; (ii) the timing of completion of due diligence procedures and transaction closing; (iii) the failure or inability to manufacture or acquire the veneer needed to meet the future needs of the Company’s engineered wood products manufacturing facilities, and (iv) other factors that can be found in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01 Financial Statements and Exhibits.
(d)     Exhibits.

The following exhibits are furnished as part of this Report on Form 8-K:

Exhibit	Description

99.1	Press Release, dated January 28, 2019 issued by the Company

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOISE CASCADE COMPANY

	By	/s/ John T. Sahlberg
John T. Sahlberg Senior Vice President, Human Resources and General Counsel
Date: January 28, 2019